CONTACT:	Michelle Zeisloft	FOR IMMEDIATE RELEASE
	Cooper Tire	November 28, 2011
(419) 423-1321
mrzeisloft@coopertire.com

Cooper Tire announces labor action at its Findlay Plant

FINDLAY, OHIO, NOVEMBER 28, 2011 –COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced that, following repeated attempts to extend its recently expired contract or reach agreement on a new long-term contract with United Steelworkers  Local 207L (USW), the Company has communicated an immediate lockout of its Findlay plant unionized workforce to the USW.

At the onset and throughout negotiations which began nearly three months ago, Cooper made it clear to the USW that a competitive, cost-effective and timely agreement needed to be reached to avoid a risk to Cooper and its customers of simultaneous work stoppages in Findlay and Cooper's Texarkana, Arkansas manufacturing facility.  The Company advanced several options to avoid the contract overlap that is looming, including a last, best, and final proposal for a new long-term contract and an offer to extend the recently expired contract for an additional year with no change in terms.  The USW was unwilling to extend the contract more than 30 days, which would have placed the labor agreements at two of Cooper's major U.S. facilities even closer together.

Cooper plans to continue manufacturing operations at the Findlay facility with a temporary workforce during the lockout.  While certain production adjustments may be necessary in the short-term, Cooper will continue to supply its customers with the quality products they have come to expect.  Cooper is committed to making every effort to support its customers during this labor action.

Cooper is also committed to reaching an agreement with the USW that recognizes the realities of the tire industry while providing a competitive wage and benefit package for its employees.  Dates for future negotiations are currently being finalized.

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 10 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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